Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Completes Record Fiscal Year with Strong Sales in All Categories
Ankeny, IA, June 8, 2015 - Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $1.05 for the fourth quarter of fiscal year ended April 30, 2015 compared to $0.54 for the same period a year ago. For the year, diluted earnings per share were $4.62 versus $3.26 for the same period last year. “Fiscal 2015 was a tremendous year for Casey’s,” said Chairman and CEO Robert J. Myers. “Sales were strong throughout all of our categories, and the Company is poised to grow the business in fiscal 2016 with a variety of initiatives to improve the existing store base, while at the same time building and acquiring more stores.”
Fuel - The Company’s annual goal for fiscal 2015 was to increase same-store gallons sold 1% with an average margin of 15.3 cents per gallon. Annual same-store gallons sold were up 2.6% with an average margin of 19.3 cents per gallon. For the quarter, same-store gallons rose 3.5% with an average margin of 16.9 cents per gallon. The Company sold 13.9 million renewable fuel credits for $9.7 million in the fourth quarter. “Same-store gallons sold are benefiting from lower retail fuel prices,” said Myers. “The steady fall in wholesale cost midyear along with favorable renewable fuel credits contributed to a record high fuel margin for the year.” For fiscal 2015, total gallons sold were up 9.1% to 1.8 billion, while gross profit dollars rose 31.1% to $351.2 million.
Grocery and Other Merchandise - Casey’s goal was to increase same-store sales 5.3% with an average margin of 32.1%. For the year, same-store sales were up 7.8% with an average margin of 32.1%. For the fourth quarter, same-store sales were up 9.7% with an average margin of 32.1%. “Sales were strong throughout the entire category during the fiscal year, and we are especially pleased with the build in momentum during the fourth quarter,” stated Myers. “We are encouraged by recent premium cigarette sales gains, while beer and beverage sales continue their strong performance as we expand our initiatives throughout the chain, particularly 24-hour conversions and major store remodels.” For the year, total sales were up 13.4% to $1.8 billion, and gross profit dollars rose 13.3% to $575.5 million.
Prepared Food and Fountain - Casey’s annual goal was to increase same-store sales 9.5% with an average margin of 60%. For the year, same-store sales were up 12.4% with an average margin of 59.7%. For the quarter, same-store sales were up 13.5% with an average margin of 60.9%. “Prepared food margin was under pressure for most of the fiscal year due to high input costs,” said Myers. “Fortunately we experienced some relief towards the end of the third quarter and have locked in favorable cheese costs through the end of December 2015 and coffee through December 2016. Same-store sales continue to be favorably impacted by several initiatives, and we are particularly excited about rolling out our online pizza ordering system during fiscal 2016.” For fiscal 2015, total sales were up 18.5% to $780.9 million, and gross profit dollars were up 15.6% to $466.1 million.
Operating Expenses - For the fiscal year, operating expenses increased 12.0% to $960.4 million. For the fourth quarter, operating expenses were up 10.7%. “The majority of our operating expense increase is related to new and acquired stores, as well as store replacements and the various operational initiatives in place throughout this fiscal year as well as the prior year,” said Myers. Operating expenses for stores that have not been impacted by the initiatives were up 3.7% for the year.

Expansion - The Company’s annual goal was to build or acquire 72 to 108 stores and replace 25 existing locations. For the fiscal year, the Company opened 45 new stores and acquired 36, for a total of 81 stores. The Company also completed 27 replacements and 27 major remodels. “The Company believes it is important to grow the business through new and acquired stores while at the same time enhancing the performance of our existing store base,” said Myers. “Our prudent approach to acquisitions and our ability to execute on the integration of newly constructed and acquired stores will enable us to deliver shareholder value for many years to come.”
Fiscal 2016 goals - The corporate performance goals for fiscal 2016 are as follows:

•	Increase same-store fuel gallons sold 2% with an average margin of 16.7 cents per gallon

•	Increase same-store grocery and other merchandise sales 6.2% with an average margin of 32.1%

•	Increase same-store prepared food and fountain sales 10.4% with an average margin of 60.8%

•	Build or acquire 75 to 113 stores, replace 10 existing locations and complete 100 major remodels.

Dividend - At its June meeting, the Board of Directors increased the quarterly dividend to $0.22 per share. The dividend is payable August 17th to shareholders of record on August 3rd, 2015.
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Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2015	2014	2015	2014
Total revenue	$1,653,858	1,919,566	$7,767,216	7,840,255
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,307,315	1,635,946	6,327,431	6,618,239
Gross profit	346,543	283,620	1,439,785	1,222,016
Operating expenses	232,543	210,123	960,424	857,297
Depreciation and amortization	42,156	35,556	156,111	131,160
Interest, net	10,168	10,320	41,225	39,915
Income before income taxes	61,676	27,621	282,025	193,644
Federal and state income taxes	20,333	6,679	101,397	66,824
Net income	$41,343	20,942	$180,628	126,820
Net income per common share
Basic	$1.06	0.54	$4.66	3.30
Diluted	$1.05	0.54	$4.62	3.26
Basic weighted average shares	38,868,593	38,499,270	38,743,227	38,457,680
Plus effect of stock compensation	369,888	424,984	360,606	410,726
Diluted weighted average shares	39,238,481	38,924,254	39,103,833	38,868,406

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	April 30, 2015	April 30, 2014
Assets
Current assets
Cash and cash equivalents	$48,541	$121,641
Receivables	22,609	25,841
Inventories	197,331	204,833
Prepaid expenses	2,025	1,478
Deferred income taxes	15,531	23,292
Income tax receivable	19,223	12,473
Total current assets	305,260	389,558
Other assets, net of amortization	18,295	15,947
Goodwill	127,046	120,406
Property and equipment, net of accumulated depreciation of $1,185,246 at April 30, 2015 and $1,062,278 at April 30, 2014	2,019,364	1,778,965
Total assets	$2,469,965	$2,304,876
Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$—	$—
Current maturities of long-term debt	15,398	553
Accounts payable	226,577	250,807
Accrued expenses	122,914	139,529
Total current liabilities	364,889	390,889
Long-term debt, net of current maturities	838,245	853,642
Deferred income taxes	354,973	318,023
Deferred compensation	17,645	16,558
Other long-term liabilities	18,984	22,500
Total liabilities	1,594,736	1,601,612
Total shareholders’ equity	875,229	703,264
Total liabilities and shareholders’ equity	$2,469,965	$2,304,876
Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
The previously announced revisions to our financial results regarding an immaterial correction of an error for the fiscal 2015 first quarter and fiscal 2014 are reflected in year-to-date results and comparisons to prior periods.

Revenue and Gross Profit by Category (Amounts in thousands)
Three months ended 4/30/2015	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,010,033	$436,591	$194,688	$12,546	$1,653,858
Gross profit	$75,228	$140,230	$118,551	$12,534	$346,543
Margin	7.4%	32.1%	60.9%	99.9%	21.0%
Fuel gallons	444,800
Three months ended 4/30/2014
Revenue	$1,366,951	$378,251	$162,977	$11,387	$1,919,566
Gross profit	$52,936	$121,388	$97,924	$11,372	$283,620
Margin	3.9%	32.1%	60.1%	99.9%	14.8%
Fuel gallons	403,767

Revenue and Gross Profit by Category (Amounts in thousands)
Year ended 4/30/2015	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$5,144,385	$1,794,822	$780,887	$47,122	$7,767,216
Gross profit	$351,155	$575,510	$466,056	$47,064	$1,439,785
Margin	6.8%	32.1%	59.7%	99.9%	18.5%
Fuel gallons	1,816,596
Year ended 4/30/2014
Revenue	$5,554,580	$1,583,234	$659,176	$43,265	$7,840,255
Gross profit	$267,872	$507,936	$402,996	$43,212	$1,222,016
Margin	4.8%	32.1%	61.1%	99.9%	15.6%
Fuel gallons	1,665,600

Fuel Gallons						Fuel Margin
Same-store Sales Growth						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2015	3.0%	2.3%	2.2%	3.5%	2.6%	F2015	18.9	¢	19.5	¢	22.0	¢	16.9	¢	19.3	¢
F2014	3.2	4.2	3.8	1.8	3.1	F2014	21.4		16.0		13.6		13.1		16.1
F2013	(0.2)	(0.4)	0.6	1.0	0.1	F2013	14.2		14.2		13.1		16.3		14.4

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2015	7.7%	6.6%	7.7%	9.7%	7.8%	F2015	32.5%	32.3%	31.2%	32.1%	32.1%
F2014	6.1	10.2	6.5	7.2	7.4	F2014	32.7	32.3	31.1	32.1	32.1
F2013	2.6	(0.7)	3.2	(0.2)	0.8	F2013	33.4	33.4	31.7	31.7	32.6

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2015	11.1%	11.1%	14.1%	13.5%	12.4%	F2015	59.9%	59.3%	58.7%	60.9%	59.7%
F2014	11.9	12.3	10.7	12.1	11.8	F2014	61.8	61.8	60.8	60.1	61.1
F2013	10.6	10.1	11.6	4.4	8.6	F2013	63.5	62.5	60.6	60.5	61.8

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on June 9, 2015. The call will be broadcast live over the Internet at 9:30 a.m. CDT via the Investor Relations section of our Web site and will be available in an archived format.